Exhibit 10.18.1

TIME-BASED RESTRICTED STOCK UNIT AGREEMENT

This AGREEMENT (the “Agreement”) made as of ____________ (the “Date of Grant”) by and between MACY’S, INC., a Delaware corporation (the “Company”), and ___________ (the “Grantee”).

1.    Grant of Restricted Stock Units. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Company’s Amended and Restated 2009 Omnibus Incentive Compensation Plan (the “Plan”), as amended from time to time, the Company hereby grants to the Grantee as of the Date of Grant ___________ Restricted Stock Units. Each Restricted Stock Unit represents the right to receive one share of the common stock of the Company (“Common Stock”), subject to the terms and conditions set forth below.

2.    Limitations on Transfer of Restricted Stock Units.

(a) The Restricted Stock Units may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, until they vest (i.e., become nonforfeitable) in accordance with Section 3; provided, however, that the Grantee’s interest in the Restricted Stock Units may be transferred at any time by will or the laws of descent and distribution;

(b) Notwithstanding Section 2(a), the Restricted Stock Units or any interest therein may be transferred by the Grantee, without payment of consideration therefor by the transferee, to any one or more members of the immediate family of the Grantee (as defined in Rule 16a-1(e) under the Securities Exchange Act of 1934), or to one or more trusts established solely for the benefit of one or more members of the immediate family of the Grantee or to one or more partnerships in which the only partners are such members of the immediate family of the Grantee. No transfer under this Section 2(b) will be effective until notice of such transfer is delivered to the Company describing the terms and conditions of the proposed transfer, and the Company determines that the proposed transfer complies with the terms of the Plan and this Agreement and with any terms and conditions made applicable to the transfer by the Company or Board at the time of the proposed transfer. Any transferee under this Section 2(b) shall be subject to the same terms and conditions hereunder as would apply to the Grantee and to such other terms and conditions made applicable to the transferee pursuant to this Agreement or by the Board or the Company. Any purported transfer that does not comply with the requirements of this Section 2(b) shall be void and unenforceable against the Company, and the purported transferee shall not obtain any rights to or interest in the Restricted Stock Units.

(c) Notwithstanding anything to the contrary contained in any Restricted Stock Unit Agreement previously entered into between the Company and the Grantee covering the grant of Restricted Stock Units by the Company to the Grantee, all such Restricted Stock Units previously granted to Grantee by the Company shall be transferable consistent with the terms and conditions applicable to the transfer of the shares of Restricted Stock Units as contained herein.

3.    Vesting of Restricted Stock Units.

(a) If the Grantee remains continuously employed by the Company, the Grantee shall become vested in the Restricted Stock Units on the third anniversary of the Date of Grant (the “Vesting Date”). For the purposes of this Agreement the continuous employment of the Grantee with the Company shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company, by reason of the transfer of the Grantee’s employment among the Company and its Subsidiaries, divisions or affiliates or a leave of absence approved by the Company.

(b) Notwithstanding the provisions of Section 3(a),

(i) all unvested Restricted Stock Units shall immediately vest in the event of the Grantee’s death or permanent and total disability while in the employ of the Company;

(ii) all unvested Restricted Stock Units shall continue to vest in accordance with their terms in the event the Grantee retires at least six months after the Date of Grant, on or after age 62 with at least 5 years of service, and complies with the provisions of Section 4(b) below; and

(iii) all unvested Restricted Stock Units shall immediately vest (x) if, within the twenty-four (24) month period following a Change in Control (as defined in the Plan), the Grantee’s employment is terminated by the Company without cause (as hereafter defined in Section 16) or if the Grantee voluntarily terminates employment with Good Reason (as hereafter defined in Section 16), or (y) at the Change in Control if awards are not assumed or replaced by the acquiror/continuing entity on terms deemed by the Compensation Committee to be appropriate.

4.    Forfeiture of Restricted Stock Units. (a) Termination of Employment. Subject to Section 3(b) and except as the Compensation Committee may determine on a case-by-case basis, all unvested Restricted Stock Units shall be forfeited if the Grantee ceases to be continuously employed by the Company at any time prior to the Vesting Date. In the event of a termination for cause (as hereafter defined in Section 16), all unvested Restricted Stock Units shall be immediately forfeited.

(b) Violation of Restrictive Covenants. Notwithstanding the provisions of Section 3(b) above, all unvested Restricted Stock Units shall be forfeited immediately upon the occurrence of any of the following events. If there are no unvested Restricted Stock Units outstanding at the time a restricted covenant is violated, the Company may pursue other legal remedies.

(i)
    following a voluntary retirement and prior to the later to occur of (a) the Vesting Date or (b) two years following retirement, the Grantee renders personal services to a Competing Business (as hereafter defined in Section 16) in any manner, including, without limitation, as employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director, manager, owner, financer, joint venturer or otherwise; or

(ii)
following a voluntary or involuntary retirement and prior to the later to occur of (a) the Vesting Date or (b) two years following retirement, the Grantee directly or indirectly solicits or otherwise entices any of the Company’s employees to resign from their employment with the Company, whether individually or as a group; or

(iii)
at any time following a voluntary or involuntary retirement, the Grantee discloses or provides to any third party, or uses, modifies, copies or adapts any of the Company’s Confidential Information (as hereafter defined in Section 16).

For purposes of this Section 4(b), an involuntary retirement occurs when the employment of a Grantee who satisfies the age and years of service criteria described in Section 3(b) above is terminated by the Company without Cause (as hereafter defined in Section 16).

5.    Dividend, Voting and Other Rights. Except as otherwise provided herein, the Grantee shall have none of the rights of a stockholder prior to the Vesting Date, including the right to vote any or all of the Restricted Stock Units or the right to receive dividends. If there is any change in the outstanding Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company, the Compensation Committee shall determine the appropriate adjustment to the Restricted Stock Units, if any, needed to reflect such change. Any additional Restricted Stock Units credited to the Grantee pursuant to this Section 5 will be subject to the terms and restrictions set forth in this Agreement.

6.    Settlement of Restricted Stock Units. Promptly on or after the Vesting Date, and upon the satisfaction of any withholding tax liability pursuant to Section 8 hereof, the Company shall issue to the Grantee a number of shares of unrestricted Common Stock equal to the number of Restricted Stock Units that vested on the Vesting Date. Such shares of Common Stock shall be credited as book entry shares to the Grantee’s trading account.

7.    No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company, or limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee.

8.    Taxes and Withholding. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the issuance or vesting of, or other event triggering a tax obligation with respect to, any Restricted Stock Units or the issuance of any unrestricted shares of Common Stock or other securities following vesting pursuant to this Agreement, it shall be a condition to such vesting, issuance or event that the Grantee pay the tax or make provisions that are satisfactory to the Company for the payment thereof. Unless the Grantee makes alternative arrangements satisfactory to the Company prior to the vesting of the Restricted Stock Units or the issuance of shares of unrestricted Common Stock or other event triggering a tax obligation, as the case may be, the Grantee will satisfy the minimum statutory tax withholding obligations at the Company’s discretion by one or a combination of the following: (i) the withholding of the amount of such taxes from the Grantee’s wages or other cash compensation paid to the Grantee by the Company, (ii) providing for the sale of enough of the shares to generate proceeds that will satisfy such withholding obligation, or (iii) surrendering to the Company a portion of the shares of nonforfeitable and unrestricted Common Shares that are issued or transferred to the Grantee hereunder following the Vesting Date, and the shares of Common Stock so surrendered by the Grantee shall be credited against any such withholding obligation at the Market Value per Share of such shares on the Vesting Date.

9.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Restricted Stock Units or shares of unrestricted Common Stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

10.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company.

11.    Amendments. Any Amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

12.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13.    Relation to Plan; Miscellaneous. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. All references in this Agreement to the Company shall be deemed to include, unless the context in which it is used suggests otherwise, its subsidiaries, divisions and affiliates.

14.    Successors and Assigns. Subject to Section 2 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

15.    Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware.

16.    Definitions.

(a) “cause” shall mean that the Grantee has committed prior to termination of employment any of the following acts:

(i) an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with the Grantee’s duties or in the course of the Grantee’s employment;

(ii) intentional wrongful damage to material assets of the Company;

(iii) intentional wrongful disclosure of material confidential information of the Company;

(iv) intentional wrongful engagement in any competitive activity that would constitute a material breach of the duty of loyalty;

(v) intentional breach of any stated material employment policy of the Company; or

(vi) intentional neglect by the Grantee of the Grantee’s duties and responsibilities.

(b) “Competing Business” shall mean:

(i) any of the following named companies, or any other business into which such company is merged, consolidated, or otherwise combined, and the subsidiaries, affiliates and successors of each such company:

Abercrombie & Fitch	The Gap	Ross Stores
Bed, Bath & Beyond	J.C. Penney	Saks
Belk, Inc.	Kohl’s	Sears
Burlington Coat Factory	L Brands	Target
Bon-Ton Stores	Nordstrom	TJX
Dillard’s	Neiman-Marcus	Walmart

or

(ii) any business or enterprise engaged in the business of retail sales that (1) had annual revenues for its most recently completed fiscal year of at least $2.5 billion; and (2) both (i) offers a category or categories of merchandise (e.g., Fine Jewelry, Cosmetics, Kids, Big Ticket, Housewares, Men’s, Dresses), any of which are offered by the Company (and its subsidiaries, divisions or controlled affiliates), and (ii) the revenue derived by such other retailer during such retailer’s most recently ended fiscal year from such category or categories of merchandise represent(s), in the aggregate, more than 50% of the Company’s (and its subsidiaries, divisions or controlled affiliates) total revenues for the most recently completed fiscal year derived from the same category or categories of merchandise.

(c) “Confidential Information” shall mean any data or information that is material to the Company and not generally known to the public, including, without limitation: (i) price, cost and sales data; (ii) the identities and locations of vendors and consultants furnishing materials and services to the Company and the terms of vendor or consultant contracts or arrangements; (iii) lists and other information regarding customers and suppliers; (iv) financial information that has not been released to the public; (v) future business plans, marketing or licensing strategies, and advertising campaigns; or (vi) information about the Company’s employees and executives, as well as the Company’s talent strategies including but not limited to compensation, retention and recruiting initiatives.

(d) “Good Reason” shall mean:

(i) a material diminution in the Grantee’s base compensation;

(ii) a material diminution in the Grantee’s authority, duties or responsibilities;

(iii) a material change in the geographic location at which the Grantee must perform the Grantee’s services; or

(iv) any other action or inaction that constitutes a material breach by the Company of an agreement under which the Grantee provides services.

17.    Data Privacy. Grantee hereby explicitly accepts the grant of Restricted Stock Units and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Agreement by and among the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.

(a) Grantee understands that the Company holds certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, shares of Common Stock held, details of all grants of Restricted Stock Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(b) Grantee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the United States. Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative.

(c) Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any shares of Common Stock acquired.

(d) Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan.

(e) Grantee understands that Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative.

(f) Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Grantee has also executed this Agreement in duplicate, as of the day and year first above written.

MACY’S, INC.

By: ___________________________________
Dennis J. Broderick
Title: Executive Vice President, General Counsel and Secretary

______________________________________
_______________________, Grantee